                                                                    Exhibit (6)K

                            INDEMNIFICATION AGREEMENT

         THIS INDEMNIFICATION AGREEMENT ("Agreement") is entered into as of the 20th day of December, 1996, by and between CLEVELAND QUARRIES, LP ("Cleveland Quarries"), SLATE AND STONE CORPORATION OF AMERICA ("Slate and Stone") and AMERICAN STONE CORPORATION ("ASC").

                                   WITNESSETH:

         WHEREAS, in or about February 1, 1996, Cleveland Quarries and ASC entered into an Asset Purchase Agreement (the "Initial Agreement"); and

         WHEREAS, subsequent to the execution of the Initial Agreement, the parties thereto determined that there was a mistake in fact with respect to computation of the Purchase Price; and

         WHEREAS, the parties to the Initial Agreement have amended and restated the Initial Agreement in order to correct the mistake of fact; and

         WHEREAS, Cleveland Quarries and Slate and Stone desire to indemnify and hold ASC harmless from any and all expenses and damages which it might incur as a result of the mistake of fact including, but not limited to, any legal fees incurred by ASC in connection with the investigation of this matter and the preparation of the Amended and Restated Asset Purchase Agreement.

         NOW, THEREFORE, in consideration of the willingness of ASC to amend the Initial Agreement in order to increase the Purchase Price, and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

         1. The recitals set forth above are true and correct.

         2. As an acknowledgment of their good faith and in consideration of the willingness of ASC to amend and restate the Initial Agreement in order to increase the Purchase Price paid to Cleveland Quarries, Cleveland Quarries and Slate and Stone, jointly and severally, agree to indemnify, defend and hold ASC and its parent American Stone Industries, Inc. ("ASI") harmless from any and all claims, causes of action, fines, damages, awards, costs (including attorneys' fees) or otherwise which in any way arise or result from any act, error, omission or negligence of Slate and Stone and Cleveland Quarries or which otherwise in any way relate to or arise from the Initial Agreement or in any way relate to or arise from the amendment thereto.

         3. Slate and Stone and Cleveland Quarries, jointly and severally, at the election of ASC shall pay for or on behalf of ASC and/or ASI all costs incurred by ASC and/or ASI, including but not limited to attorneys' fees, which are incurred by ASC and/or ASI and which result in any way from actions taken by Cleveland Quarries and Slate and Stone. Such payment shall be made by Slate and Stone and Cleveland Quarries within fifteen (15) days after being presented with an invoice for or other evidence of such costs.

         4. The parties hereto acknowledge and warrant that they have read this Agreement; that they have full power and authority to execute the same; and that the execution hereof is of their free will and is done so voluntarily and with the intent to be legally bound.

         5. This Agreement shall be construed, enforced and interpreted by an Ohio court in accordance with the internal laws of the State of Ohio, without regard to its conflicts of laws principles.

         6. In the event that any party brings a claim, action or other proceeding against ASC, ASC shall have the right to employ counsel of its choice to defend or otherwise contest such claim, action or proceeding and the party or parties bringing such shall pay all reasonable attorneys' fees and costs incurred by ASC to defend or contest.

         IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on the day and year first written above.

                                  SLATE AND STONE CORPORATION
                                  OF AMERICA

                                  By:
                                     ---------------------------------------
                                  Its:
                                      ---------------------------------------

                                  CLEVELAND QUARRIES, LP
                                     Slate and Stone Corporation of America, its
                                       General Partner

                                  By:
                                     ---------------------------------------
                                  Its:
                                      ---------------------------------------

                                  AMERICAN STONE CORPORATION

                                  By:
                                     ---------------------------------------
                                  Its:
                                      ---------------------------------------